Exhibit 99.1

REALTY INCOME TO ACQUIRE 454 PROPERTIES FROM
CIM REAL ESTATE FINANCE TRUST, INC. IN $1.25 BILLION TRANSACTION

SAN DIEGO, CALIFORNIA, September 3, 2019....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced that it has signed a definitive agreement to acquire 454 single-tenant retail properties from CIM Real Estate Finance Trust, Inc. (“CMFT”), a non-listed REIT which is sponsored by an affiliate of CIM Group, for approximately $1.25 billion in cash. The transaction is expected to close in various tranches with the acquisition of most of the properties in the portfolio expected to close in 2019, subject to customary closing conditions.

The transaction is expected to be executed at an approximate 7% cash cap rate, resulting in an investment spread relative to our first-year weighted average cost of capital well above the company’s historical average. The portfolio carries a weighted average remaining lease term of 9.7 years and generates 58% of total rental revenue from investment-grade rated companies or their subsidiaries.

“This transaction is additive to our existing high-quality real estate portfolio and is immediately accretive on a leverage-neutral basis. We believe this portfolio acquisition demonstrates the importance of size and scale as a competitive advantage in the net lease industry,” said Sumit Roy, Realty Income’s President & Chief Executive Officer. “As the largest company in the net lease REIT sector, we believe we are uniquely positioned to integrate sizeable transactions with minimal impact to our existing tenant and industry concentrations and our overall portfolio risk profile. As a result of this transaction, we are increasing our 2019 acquisition guidance and 2019 AFFO per share guidance. We intend to finance the acquisition using our $3.0 billion revolving credit facility, which currently has approximately $2.8 billion of available capacity.”

Upon completion of the acquisition, Realty Income expects to assume existing mortgage debt totaling approximately $131 million at a weighted average interest rate of 4.5% and a weighted average remaining term to maturity of 5.3 years.

Updated 2019 Guidance

Range
	Prior	Revised
Acquisitions (in billions)	$2.0 - $2.5	$3.25 - $3.50
Net Income per share	$1.33 - $1.38	$1.32 - $1.37
Adjusted Funds from Operations Available to Common Stockholders (AFFO) per share	$3.28 - $3.33	$3.29 - $3.34
Funds from Operations Available to Common Stockholders (FFO) per share	$3.26 - $3.31	$3.26 - $3.31

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust's (REIT's) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts' (NAREIT's) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company's ongoing operating performance. The primary driver of the difference in adjustments to guidance for net income per share, AFFO per share, and FFO per share is the add-back of expected depreciation from the properties to be acquired for the purposes of calculating AFFO and FFO.

Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments.

Portfolio Profile

The portfolio being acquired from CMFT consists of 454 properties with approximately 5.1 million leasable square feet. The properties in the portfolio are currently leased to 59 different tenants across 20 industries, with Texas and California representing the top two states by projected rental revenue for the forward twelve-month period beginning July 1, 2019, at 11.0% and 7.2%, respectively.

Based on the tenant and industry concentrations for this portfolio, Realty Income does not expect the acquisition, once completed, to have a meaningful impact on its existing tenant and industry concentrations.

The top 10 tenant concentrations for the portfolio are as follows:

	Number of Properties	% of Total Portfolio Rent (1)
Dollar General	145	15.8%
Walgreens	37	14.8%
Dollar Tree / Family Dollar	75	8.7%
United Oil	28	7.2%
Biolife Plasma Services	9	4.1%
Western Refining (Marathon)	24	3.7%
QuickChek	6	3.5%
PetSmart	9	3.1%
7-Eleven	9	2.8%
Mattress Firm	14	2.4%
Top 10 Tenant Total	356	66.2%

(1) Based on projected rental revenue for the forward twelve-month period beginning July 1, 2019. Total does not foot due to rounding.

The top 10 industry concentrations for the portfolio are as follows:

	Number of Properties	% of Total Portfolio Rent (1)
Dollar Stores	220	24.5%
Convenience Stores	73	19.4%
Drug Stores	42	16.0%
Restaurants - Casual Dining	24	6.8%
Grocery Stores	13	6.7%
Health and Fitness	4	4.8%
Health Care	10	4.4%
Pet Supplies and Services	9	3.1%
Home Furnishings	18	3.1%
Home Improvement	2	2.0%
Top 10 Industry Total	415	90.8%

(1) Based on projected rental revenue for the forward twelve-month period beginning July 1, 2019.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,900 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 590 consecutive common stock monthly dividends throughout its 50-year operating history and increased the dividend 102 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions (including the acquisitions described herein), and the timing and completion of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets
(858) 284-5177

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